APPOINTMENT OF ATTORNEY-IN-FACT

I hereby authorize the filing with the Securities and Exchange Commission of any and all reports on Forms 3, 4 and 5 ("Reports"), or any substitute form hereafter adopted by the Securities and Exchange Commission, as may from time to time be required under Section 16(a) of the Securities Exchange Act of 1934, as amended. I hereby appoint R. Ryan Richards, Rena Miller and Jennifer R. Johnston, and each of them, as my attorneys-in-fact with power to any of them to sign any and all Reports and any and all amendments to Reports or documents required to complete the filing of Reports or amendments thereto with the Securities and Exchange Commission on my behalf.

Dated the 27 of March, 2024.

Mark Young

STATE OF Arizona )
) ss.
COUNTY OF Maricopa )

ACKNOWLEDGMENT

On this 27 of March, 2024, personally appeared before me Mark Young, known to me to be the person whose name is subscribed to the above instrument and who acknowledged that (s)he executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Susana Fernandez
Notary Public
Maricopa County, Arizona
My Comm. Expires 12-15-27
Commission No. 659661

NOTARY PUBLIC

My Commission Expires:

12-15-2027